Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Vulcan Materials Company:
We consent to the incorporation by reference in the registration statement (No. 333-147450) on Form S-8 of Vulcan Materials Company of our report dated June 29, 2007, with respect to the statement of net assets available for benefits of Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings Plan as of December 31, 2006, which report appears in the December 31, 2007 annual report on Form 11-K of Florida Rock Industries, Inc. Profit Sharing and Deferred Earnings Plan.
/s/ KPMG LLP
Certified Public Accountants
Jacksonville, Florida
June 30, 2008

INDEMNIFICATION
Former Audit Client has agreed to indemnify and hold KPMG LLP (KPMG) harmless against and from any and all legal costs and expenses incurred by KPMG in successful defense of any legal action or proceeding that arises as a result of KPMG’s consent to the inclusion (or incorporation by reference) of its audit report on the Company’s past financial statements included (or incorporated by reference) in this registration statement.